Exhibit 99.1

NEWS RELEASE

MATERION CORPORATION TO PURCHASE GROUP ANNUITY CONTRACT FOR RETIREE PENSION BENEFITS

MAYFIELD HEIGHTS, Ohio - November 5, 2018 - Materion Corporation (NYSE: MTRN or Materion) today announced that it has entered into an agreement to purchase a group annuity contract from Mutual of America Life Insurance Company (Mutual of America) to settle approximately $111 million of Materion’s $256 million in outstanding U.S. pension obligations.

Under the agreement, Mutual of America will assume the obligation to pay future pension benefits starting January 1, 2019, for specified U.S. retirees, beneficiaries, and other participants who are currently in payment status and commenced payments on or before June 1, 2018.

“We’re pleased to partner with Mutual of America to secure pension benefits for our participants,” said Jugal Vijayvargiya, President and Chief Executive Officer of Materion Corporation. “After a competitive search process, we selected Mutual of America based on their commitment to providing quality customer service, their financial strength and rating, and ability to administer plan payments.”

John R. Greed, Chairman, President and Chief Executive Officer of Mutual of America, added: “Americans are living longer than ever and we recognize that they are increasingly concerned about outliving their retirement savings. With that in mind, we are pleased that Materion Corporation has placed its trust in Mutual of America to oversee the pension benefits for their approximately 1,150 U.S. retirees, beneficiaries, and other participants. As with all of our customers, we are committed to helping these individuals as they seek a financially secure retirement.”

The purchase will be funded by existing plan assets, requires no cash contribution, and removes approximately 43% of Materion’s U.S. pension obligation, while still maintaining funding levels well above minimum requirements for the remaining pension obligations. Materion expects to incur a non-cash, non-operating pension settlement charge of approximately $41 million in the fourth quarter related to expensing unamortized actuarial losses.

The purchase of this group annuity contract allows Materion to secure pension benefits for approximately 1,150 participants in payment status and reduce volatility in pension costs and funding requirements. Materion has and will continue to be committed to meeting its pension obligations responsibly.

The annuity purchase will not impact the monthly pension benefits currently being paid to participants. The group annuity contract includes an irrevocable commitment by Mutual of America to make annuity payments to affected participants covered under the contract.

Materion Corporation is headquartered in Mayfield Heights, Ohio. Materion, through its wholly owned subsidiaries, supplies highly engineered advanced enabling materials to global markets. Products include precious and non-precious specialty metals, inorganic chemicals and powders, specialty coatings, specialty engineered beryllium alloys, beryllium and beryllium composites, and engineered clad and plated metal systems.

Mutual of America has specialized in providing retirement products and related services to organizations and their employees, as well as individuals, for over 70 years. As a mutual company, it does not have stockholders and is not publicly traded. Mutual of America operates solely for the benefit of its customers, managing the company for their long-term interest, rather than for the short-term demands of stockholders.

Mutual of America is a leading provider of retirement products, offering personalized service at a competitive price to help plan participants and individuals build and preserve assets for a financially secure future. Integrity, prudence, and reliability are the values that have guided the company since its inception and that continue to serve the company well. For more information regarding Mutual of America, please visit its website at mutualofamerica.com.

Investor Contact:                        Media Contact:
Stephen F. Shamrock                    John G. McCloskey
(216) 383-4010                        (216) 383-6835 stephen.shamrock@materion.com            john.mccloskey@materion.com

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